UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934
ANNUAL FILING


NORTHROP GRUMMAN CORPORATION
(NAME OF ISSUER)
COMMON STOCK
(TITLE OF CLASS OF SECURITIES)
666807102
(CUSIP NUMBER)
12/31/2016
(DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS
SCHEDULE IS FILED:

                              (X)  RULE 13D-1 (B)
                              ( )  RULE 13D-1 (C)
                              ( )  RULE 13D-1 (D)

*THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A
REPORTING PERSON`S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT
CONTAINING INFORMATION WHICH WOULD ALTER THE DISCLOSURES PROVIDED
IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED IN THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).





























CUSIP NO: 666807102   13G         Page 2 of 7 Pages


1.  NAME OF REPORTING PERSON: STATE STREET CORPORATION

     I.R.S. IDENTIFICATION NO. OF THE ABOVE PERSON: 04-2456637

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

     NOT APPLICABLE

3.  SEC USE ONLY


4.  CITIZENSHIP OR PLACE OF ORGANIZATION

     BOSTON, MASSACHUSETTS

5.  SOLE VOTING POWER

     0 SHARES

6.  SHARED VOTING POWER

     19,930,441

7.  SOLE DISPOSITIVE POWER

     0

8.  SHARED DISPOSITIVE POWER

     19,930,441

9.  AGGREGATED AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     19,930,441

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

       NOT APPLICABLE

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      11.31%

12. TYPE OF REPORTING PERSON

       HC


















CUSIP NO: 666807102   13G         Page 3 of 7 Pages


1.  NAME OF REPORTING PERSON:
     STATE STREET BANK AND TRUST COMPANY ACTING IN VARIOUS CAPACITIES I.R.S. IDENTIFICATION NO. OF THE ABOVE PERSON: 04-1867445

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

     NOT APPLICABLE

3.  SEC USE ONLY


4.  CITIZENSHIP OR PLACE OF ORGANIZATION

     MASSACHUSETTS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.  SOLE VOTING POWER

     0 SHARES

6.  SHARED VOTING POWER

     17,490,532

7.  SOLE DISPOSITIVE POWER

     0

8.  SHARED DISPOSITIVE POWER

     17,490,532

9.  AGGREGATED AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     17,490,532

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

      NOT APPLICABLE

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      9.92%

12. TYPE OF REPORTING PERSON

       BK

*7,346,556  SHARES IN VARIOUS CAPACITIES
12,583,885  SHARES AS TRUSTEE AND INVESTMENT MANAGER OF THE NORTHROP
	GRUMMAN SAVINGS PLAN AND FINANCIAL SECURITY AND SAVINGS PROGRAM









CUSIP NO: 666807102   13G         Page 4 of 7 Pages

ITEM 1.

    (A)  NAME OF ISSUER
           NORTHROP GRUMMAN CORPORATION

    (B)  ADDRESS OF ISSUER`S PRINCIPAL EXECUTIVE OFFICES
           2980 FAIRVIEW PARK DRIVE C/O NORTHROP
           GRUMMAN CORP FALLS CHURCH VA 22042

ITEM 2.

    (A)  NAME OF PERSON FILING

           STATE STREET CORPORATION AND ANY OTHER REPORTING PERSON IDENTIFIED ON THE SECOND PART OF THE COVER PAGES HERETO

    (B)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IN NONE,
           RESIDENCE

           STATE STREET FINANCIAL CENTER
           ONE LINCOLN STREET
           BOSTON, MA 02111
           (FOR ALL REPORTING PERSONS)

    (C)  CITIZENSHIP: SEE ITEM 4 (CITIZENSHIP OR PLACE OF
           ORGANIZATION) OF COVER PAGES

    (D)  TITLE OF CLASS OF SECURITIES

           COMMON STOCK

    (E)  CUSIP NUMBER:

           666807102

ITEM 3.

         IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

         SEE ITEM 12 (TYPE OF REPORTING PERSON) OF THE COVER PAGE
         FOR EACH REPORTING PERSON AND THE TABLE BELOW, WHICH EXPLAINS THE MEANING OF THE TWO LETTER SYMBOLS APPEARING IN ITEM 12 OF THE COVER PAGES.

         SYMBOL        CATEGORY

          BK      BANK AS DEFINED IN SECTION 3(A) (6) OF THE ACT.
          IC        INSURANCE COMPANY AS DEFINED IN SECTION 3 (A) (19)
                     OF THE ACT
          IC        INVESTMENT COMPANY REGISTERED UNDER SECTION 8 OF
                     THE INVESTMENT COMPANY ACT OF 1940.
          IA        AN INVESTMENT ADVISOR IN ACCORDANCE WITH RULE
                     13D-1(B) (1) (II) (E).
          EP      AN EMPLOYEE BENEFIT PLAN OR ENDOWMENT FUND IN
                     ACCORDANCE WITH RULE 13D-1(B) (1) (II) (F) .
          HC      A PARENT HOLDING COMPANY OR CONTROL PERSON IN
                     ACCORDANCE WITH RULE 13D-1(B)(1)(II) (G).
          SA      A SAVINGS ASSOCIATIONS AS DEFINED IN SECTION 3(B)
                     OF THE FEDERAL DEPOSIT INSURANCE ACT (12 U.S.C. 1813).
          CP      A CHURCH PLAN THAT IS EXCLUDED FROM THE DEFINITION OF
                     AN INVESTMENT COMPANY UNDER SECTION 3(C)(14) OF THE INVESTMENT COMPANY ACT OF 1940.


CUSIP NO: 666807102   13G         Page 5 of 7 Pages

ITEM 4.   OWNERSHIP

          THE INFORMATION SET FORTH IN ROWS 5 THROUGH 11 OF THE COVER PAGE HERETO FOR EACH OF THE REPORTING PERSONS IS INCORPORATED
          HEREIN BY REFERENCE.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF CLASS

          NOT APPLICABLE

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

          ALL OF THE SECURITIES ARE BENEFICIALLY OWNED BY STATE STREET CORPORATION AND ITS DIRECT OR INDIRECT SUBSIDIARIES IN THEIR VARIOUS FIDUCIARY AND OTHER CAPACITIES. AS A RESULT, ANOTHER ENTITY IN EVERY INSTANCE IS ENTITLED TO DIVIDENDS OR PROCEEDS OF SALE. STATE STREET BANK AND TRUST COMPANY IS THE TRUSTEE AND INVESTMENT MANAGER FOR THE NORTHROP GRUMMAN CORP. COMMON STOCK IN THE NORTHROP GRUMMAN SAVINGS PLAN AND THE NORTHROP GRUMMAN FINANCIAL SECURITY AND SAVINGS PROGRAM WHICH BENEFICIALLY OWN 7.1% OF COMMON STOCK OF NORTHROP GRUMMAN. IN THIS CAPACITY, STATE STREET BANK AND TRUST COMPANY HAS DISPOSITIVE POWER AND VOTING POWER
OVER THE SHARES IN CERTAIN CIRCUMSTANCES.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

          SEE EXHIBIT 1 ATTACHED HERETO

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMEBERS OF THE GROUP

          NOT APPLICABLE

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

          NOT APPLICABLE

ITEM 10.  CERTIFICATION

          BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE ACQUIRED AND ARE HELD IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIRED AND ARE NOT HELD FOR THE PURPOSE OR WITH THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF THE SECURITIES AND WERE NOT ACQUIRED AND ARE NOT HELD IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING THAT PURPOSE OR EFFECT.

SIGNATURES

	   AFTER REASONABLE INQUIRY AND TO THE BEST OF HIS KNOWLEDGE AND BELIEF, EACH OF THE UNDERSIGNED CERTIFIES THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

FEBRUARY 6, 2017
STATE STREET CORPORATION

/S/ SEAN P. NEWTH
SENIOR VICE PRESIDENT,
CHIEF ACCOUNTING OFFICER AND CONTROLLER

FEBRUARY 13, 2017
STATE STREET BANK AND TRUST COMPANY

/S/ ALYSSA A. ALBERTELLI
SENIOR VICE PRESIDENT

CUSIP NO: 666807102   13G         Page 6 of 7 Pages



                                   EXHIBIT 1



   THE FOLLOWING TABLE LISTS THE IDENTITY AND ITEM 3 CLASSIFICATION OF EACH SUBSIDIARY OF STATE STREET CORPORATION, THE PARENT HOLDING COMPANY, THAT BENEFICIALLY OWNS THE ISSUER`S SECURITIES. PLEASE
REFER TO ITEM 3 OF THE ATTACHED SCHEDULE 13G FOR A DESCRIPTION OF EACH OF THE TWO-LETTER SYMBOLS REPRESENTING THE ITEM 3 CLASSIFICATION BELOW.

SUBSIDIARY							ITEM 3 CLASSIFICATION
STATE STREET BANK AND TRUST COMPANY				BK
SSGA FUNDS MANAGEMENT, INC.					 IA
STATE STREET GLOBAL ADVISORS, LTD    				 IA
STATE STREET GLOBAL ADVISORS, AUSTRALIA, LIMITED         		 IA
STATE STREET GLOBAL ADVISORS (ASIA) LIMITED			 IA
STATE STREET GLOBAL ADVISORS (JAPAN) CO., LTD			 IA
STATE STREET GLOBAL ADVISORS FRANCE, S.A.				 IA


NOTE :   ALL OF THE LEGAL ENTITIES ABOVE ARE DIRECT OR INDIRECT SUBSIDIARIES
OF STATE STREET CORPORATION. BENEFICIAL OWNERSHIP FOR STATE STREET BANK
AND TRUST COMPANY IS REPORTED ON ITS OWN REPORTING PERSON COVER PAGE
BECAUSE IT BENEFICIALLY OWNS MORE THAT FIVE PERCENT OF THE ISSUERS SECURITIES. DO NOT ADD THE SHARES OR PERCENT OF CLASS REPORTED ON
EACH REPORTING PERSON.S COVER PAGE OF THE ATTACHED SCHEDULE 13G TO
DETERMINE THE TOTAL PERCENT OF CLASS BENEFICIALLY OWNED BY STATE STREET CORPORATION, AS THAT WILL RESULT IN DOUBLE COUNTING OF CERTAIN SHARES.
































CUSIP NO: 666807102   13G         Page 7 of 7 Pages



                             JOINT FILING AGREEMENT




IN ACCORDANCE WITH RULE 13D-1(K)(1) UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE EXCHANGE ACT), EACH UNDERSIGNED ENTITY (EACH A COMPANY)HEREBY AGREES TO ANY AND ALL JOINT FILINGS REQUIRED TO BE MADE ON THE COMPANY`S BEHALF ON SCHEDULE 13G (INCLUDING AMENDMENTS THERETO) UNDER THE EXCHANGE ACT, WITH RESPECT TO SECURITIES WHICH MAY BE DEEMED TO BE BENEFICIALLY OWNED BY THE COMPANY UNDER THE EXCHANGE ACT, AND THAT THIS AGREEMENT BE INCLUDED AS AN EXHIBIT TO ANY SUCH JOINT FILING. THIS AGREEMENT MAY BE EXECUTED IN ANY NUMBER OF COUNTERPARTS ALL OF WHICH TAKEN TOGETHER SHALL CONSTITUTE ONE AND THE SAME INSTRUMENT.

IN WITNESS WHEREOF, EACH COMPANY HEREBY EXECUTES THIS AGREEMENT
EFFECTIVE AS OF THE DATE SET FORTH BELOW.


FEBRUARY 6, 2017
STATE STREET CORPORATION


/S/ SEAN P. NEWTH
SENIOR VICE PRESIDENT,
CHIEF ACCOUNTING OFFICER AND CONTROLLER


FEBRUARY 13, 2017
STATE STREET BANK AND TRUST COMPANY


/S/ ALYSSA A. ALBERTELLI
SENIOR VICE PRESIDENT